Exhibit 10.5

AMENDED AND RESTATED LOAN AND PLEDGE AGREEMENT

THIS AMENDED AND RESTATED LOAN AND PLEDGE AGREEMENT (“Agreement”) is made as of the 26th day of May, 2010, by and between BANKERS’ BANK NORTHEAST (“Lender”), a Connecticut chartered bankers’ bank with an office at 300 Winding Brook Drive, Glastonbury, Connecticut 06033, and SBM FINANCIAL, INC., a Maryland corporation which is successor by merger to SAVINGS BANK OF MAINE BANCORP, a federally chartered bank holding company (“Bancorp”) with an office at 190 Water Street, Gardiner, Maine 04345. SBM Financial, Inc. is referred to herein as “Borrower”. Borrower represents and warrants that it owns all of the issued and outstanding stock of Savings Bank of Maine (“Bank”). This Amended and Restated Loan and Pledge Agreement amends, restates and supersedes in its entirety the Loan Agreement between Bancorp and Lender, dated September 16, 2008 (the “Original Loan Agreement”). Capitalized terms used in this Agreement, which are not defined in the text hereof, have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1. THE LOAN

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, Lender agrees to make a secured loan to the Borrower in the amount of Nine Million Dollars ($9,000,000) (the “Loan”). The Loan shall be repaid in accordance with the terms of the Note. The proceeds of the Loan shall be used exclusively to provide capital for the Bank.

SECTION 2. INTEREST

2.1 Interest.

2.1.1 Rate of Interest.

(a) Interest shall accrue on the principal amount of the Loan outstanding at the rate of five percent (5%) per annum.

(b) Interest shall be computed on the actual number of days elapsed over a year of 360 days.

(c) Interest shall be due and payable as provided in the Note.

(d) Interest shall continue to accrue on any amounts of principal (but not interest) deferred in accordance with this Agreement or the Note.

2.2 Reimbursement of Expenses. If, at any time or times and regardless of whether or not an Event of Default then exists, Lender incurs reasonable costs and expenses, including attorneys’ fees, in the collection of the Note or the enforcement of its rights under the other Loan Documents, then all such costs and expenses, including attorneys’ fees, shall be chargeable to Borrower. All amounts chargeable to Borrower under this Section 2.2 shall be Obligations secured by the Pledged Stock.

SECTION 3. LOAN ADMINISTRATION.

3.1 Application of Payments and Collections. All items of payment received by Lender by 12:00 noon, Hartford time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Hartford time, on any Business Day shall be deemed received on the following Business Day.

SECTION 4. PLEDGE OF STOCK

4.1 Pledge of Stock. As collateral security for the prompt satisfaction of all the Obligations, the Borrower hereby pledges, assigns, hypothecates, delivers, and sets over to the Lender eighteen percent (18%) of the authorized capital stock of the Bank (180 shares of common stock, $0.01 par value) and all additions, substitutions, replacements and proceeds thereof (the “Pledged Stock”) and hereby grants to the Lender a Lien on and security interest in all of the Pledged Stock and the proceeds thereof. Neither the authorized capital stock of the Bank nor the number of shares issued by the Bank shall be increased without the Lender’s prior written consent, which shall be in its sole discretion. Contemporaneous with the execution of this Agreement by the parties hereto, Borrower or the Bank shall deliver to the Lender stock certificates, together with appropriate stock powers duly executed in blank, representing all of the shares of the Pledged Stock.

4.2 Additional Rights in Respect of Pledged Stock. If the Bank or Borrower shall become entitled to receive or shall receive in connection with the Pledged Stock any: (i) stock certificate (including, but without limitation, any certificate representing a stock dividend or a distribution in connection with any increase or reduction in capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split off); (ii) option or right, whether as an addition to, in substitution of, in exchange for any shares of the Pledged Stock or otherwise; (iii) dividends payable in property, including securities issued by entities other than the issuer of the Pledged Stock; or (iv) dividends or distributions on dissolution, or in partial or total liquidation, or from capital, capital surplus, or paid-in surplus, the Borrower or Bank, as applicable, shall accept any such instruments or distributions as the Lender’s agent, shall receive them in trust for the Lender, and shall deliver them forthwith to the Lender in the exact form received with, as applicable, the Borrower’s or Bank’s endorsement when necessary or appropriate stock powers duly executed in blank, to be held by the Lender, subject to the terms hereof, as further security for the Obligations. Lender shall be entitled to collect any cash dividends payable with respect to the Pledged Stock and either hold such dividends as additional security hereunder or apply them in satisfaction of any of the Obligations after the occurrence of an Event of Default.

4.3 Lien Perfection; Further Assurances. Borrower and the Bank shall promptly execute or cause to be executed and shall deliver to Lender such UCC-1 financing statements and any and all other documents, instruments and agreements as are necessary to perfect Lender’s Lien upon the Pledged Stock and shall take such other action as may be required to perfect or to continue the perfection of Lender’s Lien upon the Pledged Stock. At Lender’s request, Borrower and the Bank shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 General Representations and Warranties. To induce Lender to enter into this Agreement, Borrower warrants, represents and covenants to Lender that:

5.1.1 Organization and Qualification. Borrower and the Bank are each duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower and the Bank are each duly qualified and are each authorized to do business and are each in good standing in each state or jurisdiction where the character of its Property or the nature of its activities make such qualification necessary.

5.1.2 Corporate Power and Authority. Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower or the Bank; (ii) contravene Borrower’s or the Bank’s charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower or the Bank to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or the Bank; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or the Bank is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Property now owned or hereafter acquired by Borrower or the Bank, except for the Pledged Stock.

5.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

5.1.4 Subsidiaries; Assets. The Borrower has no Subsidiaries other than the Bank.

5.1.5 Financial Statements; Fiscal Year. The balance sheets and income statements of Bank as of December 31, 2009 have been prepared in accordance with GAAP, and present fairly the financial positions of Bank, at such date, and the results of Bank’s operations for such period.

5.1.6 Brokers. There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

5.2 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 6. COVENANTS AND CONTINUING AGREEMENTS

6.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

6.1.1 Visits and Inspections. Permit representatives of Lender, at the Lender’s expense, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit the Bank, and discuss with its Chairman and CEO and President and COO and the Borrower’s and Bank’s independent accountants, Borrower’s and Bank’s business, assets, liabilities, financial condition, business prospects and results of operations.

6.1.2 Notices. Promptly notify Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect.

6.1.3 Financial Statements and Reports. Keep, and cause the Borrower and the Bank to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender (all to be prepared in accordance with GAAP applied on a consistent basis): (i) not later than ninety (90) days after the close of each quarter, quarterly unaudited financial statements, (ii) not later than one hundred twenty (120) days after the close of Borrower’s fiscal year, an audited balance sheet of Borrower and the Bank as of the end of such year, (iii) statements of cash flow and profit and loss for such year, all prepared on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing acceptable to Lender, and (iv) any and all other information disseminated to the Borrower’s stockholders.

6.1.4 [intentionally deleted]

6.1.5 [intentionally deleted]

6.1.6 Financial Covenants. Commencing on April 1, 2015, Borrower shall maintain capital ratios sufficient to cause the Borrower and the Bank to be considered “well capitalized” under all relevant regulatory guidelines in effect on April 1, 2010 and shall maintain at all times a 1.20 to 1.00 (1.2/1) Debt Service Coverage Ratio.

6.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, Borrower will not:

6.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate with any Person unless the Borrower is the surviving entity.

6.2.2 Total Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, unless Lender provides its prior written consent to such Indebtedness, except:

(i) Obligations owing to Lender; and

(ii) Unsecured indebtedness which is pari passu with or subordinate to the Loan with written notice thereof to Lender prior to closing on such indebtedness.

6.2.3 Limitation on Liens. Create or suffer to exist any Lien upon any of its assets; provided, however, that in the event the Borrower involuntarily suffers a Lien upon any of its assets, Borrower will cause such Lien to be discharged within sixty (60) days.

6.2.4 Distributions. If an Event of Default has occurred or would result therefrom, declare or make any Distributions.

SECTION 7. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make the Loan unless and until each of the following conditions has been satisfied:

7.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Lender shall require in connection therewith from time to time, all in form and substance satisfactory to Lender including, without limitation, an opinion of Borrower’s and Bank’s legal counsel.

7.2 Certificate. Borrower shall have delivered to Lender a certificate dated as of the Closing Date, signed by the Borrower certifying that all representations and warranties of the Borrower set forth herein are true and correct as of the Closing Date and the Borrower has satisfied all of its obligations under this Agreement to be performed before closing.

7.3 No Event of Default. No Event of Default shall exist.

7.4 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

7.5 Compliance with Obligations; Accuracy of Representations. Borrower shall have performed all of its obligations under this Agreement to be performed before the closing, and all representations and warranties of the Borrower set forth in this Agreement shall be true and correct.

7.6 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

8.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

8.1.1 Payment of Note. Borrower shall fail to pay any installment of principal or interest within thirty (30) days of the day that it is due as provided in the Note.

8.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished.

8.1.3 Breach of Covenants. Borrower shall fail or neglect for thirty (30) days after notice to perform, keep or observe any other covenant contained in this Agreement, except for those covenants contained in Section 6.1.6, on the date that Borrower is required to perform, keep or observe such covenant. With respect to those covenants contained in Section 6.1.6 only, the failure of Borrower for ninety (90) days after notice to perform, keep, or observe the covenants in Section 6.1.6 shall constitute an “Event of Default”.

8.1.4 Insolvency and Related Proceedings. Borrower or the Bank shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or the Bank under the Bankruptcy Code or any federal bank receivership laws (if against Borrower or the Bank, the continuation of such proceeding for more than thirty (30) days), or Borrower or the Bank shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

8.1.5 Change of Ownership of Bank. The Borrower shall cease to own and control, beneficially and of record, all of the issued and outstanding capital stock of the Bank, except for the Pledged Stock.

8.2 Acceleration of the Obligations. Upon or at any time after the occurrence of: (i) an Event of Default, (ii) the sale of all or substantially all of the assets or stock, or majority control of either Borrower or Bank to a third party, or (iii) Borrower’s Yorkshire Management Group substantially liquidates its equity interest in Borrower, all or any portion of the Obligations shall, at the option of Lender, upon written notice to Borrower, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations. Borrower’s Yorkshire Management Group means Yorkshire Capital, LLC, John W. Everets and Willard B. Soper.

8.2.1 Acceleration upon Initial Public Offering or Private Placement. Within ninety (90) days of the completion of an Initial Public Offering (“IPO”) or Private Placement (“PP”) of Borrower, Borrower shall commence making annual principal payments in the amount of $500,000 to Lender, which payments shall be in addition to any payments of principal and/or interest due to Lender under the Note. Additionally, twenty percent (20%) of the net proceeds of the IPO or PP received by Borrower or Borrower’s management for the sale of its/their stock of Borrower shall be paid immediately to Lender against any outstanding principal remaining under the Note, which payment shall be in addition to any payments of principal and/or interest due to Lender under the Note.

8.3 Other Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise all of its rights and remedies under applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

8.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in the Loan Documents, are cumulative. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, powers, or remedies hereunder or under any of the other Loan Documents shall not operate as a waiver of such performance, rights, powers and remedies, but all such rights, powers, and remedies shall continue in full force and effect until the Loan and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in any of the Loan Documents and no Default or Event of Default by Borrower under these Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 9. MUTUAL RELEASES

Lender, on behalf of itself and its Participating Lenders, hereby waives and releases any outstanding principal (in excess of this Note) and interest or penalties due under the Original Loan Agreement and the Original Loan Note and any and all other claims, liabilities or obligations of any kind or nature whether now existing or hereafter arising, which it or they may have against Borrower and its predecessor, successor and affiliated entities, including the Bank (and any of the officers and directors of the Borrower or Bank on the date of the Original Loan Agreement) arising out of the negotiation, preparation, execution, delivery and performance of the Original Loan Agreement and Original Loan Note. It is agreed that the Original Loan Agreement and Original Note have been superseded by the execution and delivery of the Amended and Restated Loan Agreement and Amended and Restated Note. Notwithstanding the foregoing, and on the condition that the foregoing does not act in derogation of the following reservations, Lender hereby saves and reserves any and all claims, of any nature, against Borrower’s accountants or under Borrower’s directors’ and officers’ insurance policies in effect at the time of the issuance of the Original Loan Note.

SECTION 10. MISCELLANEOUS

10.1 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys fees and legal expenses) as the result of (a) any breach of any representation or warranty made by Borrower in this Agreement; (b) Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder; or (c) any claim that the Lender and the Borrower are partners or joint venturers. Nothing in this Section 10.1 shall require Borrower to indemnify Lender for the consequences of Lender’s gross negligence, willful misconduct, or breach of obligations which have not or cannot be waived by Borrower. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 10.1 shall survive the payment in full of the Obligations and the termination of this Agreement for two (2) years from the date of payment in full of the Obligations or the date of termination of this Agreement, whichever date is later.

10.2 Modification of Agreement; Sale of Interest. The Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Neither Borrower nor Lender may sell, assign or transfer any interest in the Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower’s or Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder, except that Borrower consents to Lender having Participating Lenders in the Loan.

10.3 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.4 Conflict of Terms. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

10.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

10.6 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Lender:	Bankers’ Bank Northeast 300 Winding Brook Drive Glastonbury, Connecticut 06033 Attn: Peter T. Garland, Chief Credit Officer Facsimile No.: (860) 633-5877

With a copy to	William W. Bouton III Hinckley, Allen & Snyder 20 Church Street Harford, CT 06103-1221 Facsimile No.: (860)278-3802

If to Borrower:	SBM Financial, Inc. 190 Water Street Gardiner, Maine 04345 Attn: John Everets Chairman and CEO

With a copy to	Dennis W. Townley, Esq. Day Pitney LLP One International Place Boston, MA 02110 Facsimile No.: (617) 345-4745

or to such other address as each party may designate for itself by notice given in accordance with this Section 10.6

10.7 Lender’s Consent. Except as otherwise explicitly provided herein, whenever Lender’s consent is required to be obtained under this Agreement as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its reasonable discretion.

10.8 Time of Essence. Time is of the essence of this Agreement and the Note.

10.9 Entire Agreement. These Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

10.10 Interpretation. No provision of any of the Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

10.11 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN HARTFORD, CONNECTICUT. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE CONNECTICUT SUPERIOR COURT FOR THE JUDICIAL DISTRICT OF HARTFORD, OR, AT LENDER’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF CONNECTICUT, HARTFORD DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR SEVEN (7) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE

LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

10.12 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS; (ii) NOTICE OF ACCEPTANCE HEREOF; AND (iii) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER’S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signatures on next page]

IN WITNESS WHEREOF, this Agreement has been duly executed in Hartford, Connecticut, on the day and year specified at the beginning of this Agreement.

SBM FINANCIAL, INC.

By	/s/ John Everets
	Name:	John Everets
	Title:	Chairman and CEO

SAVINGS BANK OF MAINE

By	/s/ John Everets
	Name:	John Everets
	Title:	Chairman and CEO

BANKERS’ BANK NORTHEAST

By
	Name:	Peter T. Garland
	Title:	Chief Credit Officer

STATE OF Maine	}
} ss.
COUNTY OF Kennebec	}

The foregoing instrument was acknowledged before me on June 3, 2010, by John Everets, Chairman and CEO of SBM Financial, Inc., a Maryland corporation and by John Everets, Chairman and CEO of Savings Bank of Maine, a federally chartered Bank.

/s/ Jeannine M. Clark
Notary Public, Maine
My Commission Expires: July 6, 2011

IN WITNESS WHEREOF, this Agreement has been duly executed in Hartford, Connecticut, on the day and year specified at the beginning of this Agreement.

SBM FINANCIAL, INC.

By
	Name:	John Everets
	Title:	Chairman and CEO

SAVINGS BANK OF MAINE

By
Name:
Title:

BANKERS’ BANK NORTHEAST

By	/s/ Peter T. Garland
Name: Peter T. Garland
Title: Chief Credit Officer

STATE OF Connecticut	}
} ss.
COUNTY OF Hartford	}

The foregoing instrument was acknowledged before me on June 3, 2010, by Peter T. Garland, Chief Credit Officer of Bankers’ Bank Northeast, a Connecticut-chartered bankers’ bank, on behalf of the company.

/s/ P. Clayton
Commissioner of the Superior Court/ Notary Public
My Commission Expires: May 31, 2012

APPENDIX A

GENERAL DEFINITIONS

Agreement - the Amended and Restated Loan Agreement and this Appendix A.

Bank - the Savings Bank of Maine, a federal savings and loan association.

Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Connecticut or is a day on which banking institutions located in such state are closed.

Call Reports - the call reports submitted by the Bank to the OTS for each calendar quarter.

Closing Date - the date on which all of the conditions precedent in Section 7 of the Agreement are satisfied.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Debt Service Coverage Ratio - for the year in question, the ratio of:

(a) the amount of money available for dividend to holders of capital stock of the Bank based on the Bank’s earnings for the prior four fiscal quarters minus the amount of earnings required to be retained during the same period to maintain a Tier One (Core) Capital Ratio of at least eight percent (8)%.

to

(b) the total amount of principal plus interest payments that would be required to be paid during such prior four fiscal quarters.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of securities unless made contemporaneously from the net proceeds of the sale of securities.

Event of Default - as defined in Section 8.1 of the Agreement.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Indebtedness - as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined,

(ii) all obligations of other Persons which such Person has guaranteed,

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

(iv) in the case of Borrower (without duplication), the Obligations.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Documents - the Agreement and the Note.

Loan - the loan made by the Lender to the Borrower as described in Section 1 of the Agreement.

Note - the Amended and Restated Loan Note, dated of even date, evidencing the Loan.

Obligations - the Loan and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest and reimbursable expenses pursuant to Section 2.2 hereof, payable from Borrower to Lender arising under any of the Loan Documents whether absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising.

Original Loan Note - The Revolving Loan Note in the principal amount of $18,000,000 made by Bancorp to Lender, dated September 16, 2008.

OTS - the Office of Thrift Supervision of the United States.

Participating Lenders - each Person who shall be granted the right by Lender to participate in the Loan and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Tier One (Core) Capital Ratio - the Bank’s Tier One (Core) Capital Ratio as set forth in the Banks’ Call Reports submitted to the OTS. This is the ratio of the Bank’s Tier One (Core) capital as a percent of average total assets minus ineligible intangibles.

UCC - the Uniform Commercial Code as in effect in the State of Connecticut on the date of this Agreement, as the UCC may be amended or otherwise modified.

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein,” “hereof and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.